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                                                                   Exhibit 10.58

                           POLAR MOLECULAR CORPORATION

                              EMPLOYMENT AGREEMENT

AGREEMENT, made as of the 1st of August, 2002, by and between POLAR MOLECULAR CORPORATION (PMC), 4600 South Ulster Street, Denver, Colorado 80237, and Charles
T. Eisenstein (Chuck) at 3459-A Bahia Blanca West, Laguna Woods, California
92653.

Position:

Chuck Eisenstein will work as an employee, reporting directly to Mark L. Nelson, Chairman, President and CEO of PMC. Mr. Eisenstein's title will be Executive Vice President, Director of Global Operations.

Responsibilities:

Mr. Eisenstein will be responsible to establish and secure the manufacture and delivery of Polar Molecular Corporation products from sources and to customers on a global basis. Additional duties will include general operating responsibilities and regular assignments from Mr. Mark Nelson.

Work Location:

The primary work location will be his home.

Salary:

Compensation of $120,000 per annum, will be paid beginning when the demands of the position require a full time work schedule. Initially, Mr. Eisenstein will be paid on a per diem basis equal to $1,000 per day. Mr. Eisenstein will be paid monthly. PMC will pay typical salary related benefits, such as FICA, however, PMC will not provide for health or life insurance or any retirement benefits. A paid vacation time of four weeks per year and sick leave of two weeks per year will be provided by PMC.

Stock Subscription:

Chuck Eisenstein will be allowed to subscribe, upon execution of this contract to 111,112 shares of PMC common stock valued at $.0001 per share (fair market value).

Duration:

The duration of this contract will be two years, beginning on or about August 1, 2002, and ending on or about July 31, 2004, renewable for successive one-year periods by the mutual consent of the parties.

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Work Schedule:

The work schedule is expected to be flexible and involve a minimum of 40 hours per week. Sometimes, longer than 40 hours per week may be required, however, the additional time will not result in overtime salary. Significant travel is anticipated and time off to recuperate will be made available by PMC as the occasion warrants.

Office Equipment:

If necessary for the home office, PMC will provide necessary funds for establishing an office, including telephone and fax costs, secretarial services if needed, a state of the art computer, printer, and necessary software.

Business Expenses:

Where appropriate, all regular recurring monthly costs incurred will be billed directly to PMC for payment. In addition, Mr. Eisenstein will bill PMC monthly for out of pocket expenses incurred, and PMC will reimburse him within not more than 30 days.

Travel and Related Expenses:

Charles T. Eisenstein will be provided with a corporate credit card and will charge all expenses for travel, including air travel costs, lodging costs, meals, taxi, etc. to this card for payment. Airline travel will typically be coach fairs, if coach travel is unavailable, then an upgrade will be allowed. On international flights, an upgrade to business fare will be allowed.

Accepted and acknowledged as of the date first above written.

POLAR MOLECULAR CORPORATION


By: /s/ Mark L. Nelson                           /s/ Charles T. Eisenstein
    ----------------------------                 ------------------------------
        Mark L. Nelson                               Charles T. Eisenstein
        Chairman, President & CEO